EXHIBIT 5.1

55 Hudson Yards | New York, NY 10001-2163 T: 212.530.5000 milbank.com

Tiga Acquisition Corp.
250 North Bridge Road
#24-00, Raffles City Tower
Singapore 179101

November 23, 2020

Ladies and Gentlemen:

We have acted as United States securities counsel to Tiga Acquisition Corp., a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form S-1 of the Company (File No. 333-249853), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (a) 4,600,000 units of the Company (the “Units”), inclusive of 600,000 additional Units which may be purchased at the underwriters’ option in certain circumstances, each such Unit consisting of (i) one Class A ordinary share of the Company, par value $0.0001 per share (the “Class A Ordinary Shares”) and (ii) one-half of one warrant of the Company, each whole warrant entitling the holder thereof to purchase one Class A Ordinary Share (a “Warrant”) and (b) all Class A Ordinary Shares and all Warrants issued as part of the Units as specified in the Registration Statement. The term “Units” includes any additional Units registered pursuant to Rule 462(b) under the Securities Act in connection with the offering contemplated by the Registration Statement.

In rendering the opinions expressed below, we have examined (i) the form of Amended and Restated Memorandum and Articles of Association of the Company that is filed as Exhibit 3.2 of the Registration Statement; (ii) the Registration Statement; (iii) the underwriting agreement to be entered into among the Company and the several underwriters relating to sale of the Units in substantially the form filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”); (iv) the Specimen Unit Certificate to be entered into between Continental Stock Transfer & Trust Company as transfer agent and registrar of the Company (the “Transfer Agent”) and the Company, to be filed as Exhibit 4.1 to the Registration Statement (the “Unit Certificate”); (v) the Specimen Ordinary Share Certificate to be filed as Exhibit 4.2 to the Registration Statement; (vi) the Specimen Warrant Certificate that is filed as Exhibit 4.3 to the Registration Statement; (vii) the form of Warrant Agreement to be entered into between Continental Stock Transfer & Trust Company as warrant agent (the “Warrant Agent”) and the Company and filed as Exhibit 4.4 to the Registration Statement (the “Warrant Agreement”) and (viii) such corporate records, certificates, agreements and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion (such agreements, certificates, records and other documents referred to in clauses (i)-(viii) above, collectively the “Transaction Documents”).

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to various questions of fact material to our opinions, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Company and public officials and statements and representations contained in the Registration Statement, the Underwriting Agreement, and other documents as we have deemed necessary as a basis for such opinions.

For purposes of this opinion we have also assumed that: (i) the Company is duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) the execution, delivery and performance of the applicable Transaction Documents to be executed by the Company have been duly authorized by all necessary corporate action of the Company.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.
The Units, upon issuance by the Company against payment in accordance with the terms of the Underwriting Agreement, and assuming the due authorization, execution and delivery thereof by the Transfer Agent, will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the qualification that enforceability of the obligations of the Company thereunder may be limited by (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality.

2.
The Warrants, upon issuance by the Company against payment in accordance with the terms of the Underwriting Agreement, and assuming the due authorization, execution and delivery thereof by the Warrant Agent, will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the qualification that enforceability of the obligations of the Company thereunder may be limited by (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality.

The foregoing opinions are limited to matters involving the laws of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus contained in such Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Units and all Class A Ordinary Shares and Warrants issued as part of such Units. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Milbank LLP